Exhibit (d)(21)

Schedule B

to the

Sub-Advisory Agreement

between

AdvisorShares Investments, LLC

and

AthenaInvest Advisors, LLC

As of July 1, 2013

Amended February 18, 2013

A. Sub-Advisory Fee. Pursuant to Paragraph 5, the fees for AdvisorShares Athena International Bear ETF and AdvisorShares Athena High Dividend ETF, each a series of AdvisorShares Trust, shall be calculated based on the average daily net assets of each Fund, and the Adviser shall pay the Sub-Adviser monthly at the following annual rates:

Fee Schedule

Average Daily Net Assets of the Fund – All Assets	Sub-Advisory Fee*
AdvisorShares Athena International Bear ETF	0.50%
AdvisorShares Athena High Dividend ETF	0.40%

* The Adviser may also receive additional fees from the Sub-Adviser to the extent the Sub-Adviser is required to pay a penalty for late payment of any reimbursement owed to the Adviser as set forth in the Expense Limitation Agreement between the Adviser and the Sub-Adviser.

Agreed and Accepted:

AdvisorShares Investments, LLC	AthenaInvest Advisors, LLC

By: /s/ Dan Ahrens____________________	By: /s/ C. Thomas Howard_______________
Name: Dan Ahrens_______________________	Name: C. Thomas Howard
Title: Managing Director_________________	Title: Chief Executive Officer_______________